Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Fourth Quarter and Full-Year 2018 Results

Westlake Village, CA, February 7, 2019 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $35.4 million, or $0.55 per common share on a diluted basis for the fourth quarter of 2018, on net investment income of $83.9 million. PMT previously announced a cash dividend for the fourth quarter of 2018 of $0.47 per common share of beneficial interest, which was declared on December 21, 2018, and paid on January 28, 2019.

Fourth Quarter 2018 Highlights

Financial results:

•	Net income attributable to common shareholders of $35.4 million, down from $40.3 million in the prior quarter
o	Results reflect solid contributions from Government-sponsored enterprise (GSE) credit risk transfer (CRT) investments and Interest Rate Sensitive strategies
o	Fair value declines in CRT and mortgage servicing right (MSR) investments held in PMT’s taxable subsidiary drove $15.4 million benefit for income tax expense
•	Diluted earnings per common share of $0.55, down 11 percent from the prior quarter
•	Annualized return on average common equity of 11 percent, down from 13 percent in the prior quarter[1]
•	Book value per common share of $20.61 at December 31, 2018, up from $20.48 at September 30, 2018

Investment and operating highlights:

•	Continued investment in GSE CRT and MSRs resulting from PMT’s mortgage acquisitions
o	Correspondent production from nonaffiliates related to conventional conforming and jumbo loans totaled $9.1 billion in unpaid principal balance (UPB), up 21 percent from the prior quarter
o	Loan acquisitions from PennyMac Financial Services, Inc. (NYSE: PFSI) totaled $0.9 billion in UPB, down 2 percent from the prior quarter
o	Loans eligible for CRT investments totaled $8.1 billion, resulting in a firm commitment to purchase $310 million of CRT securities
o	New MSR investments totaled $128 million
•	Completed $267 million in UPB of previously announced distressed loan sales

Full-Year 2018 Highlights

Financial results:

•	Net income attributable to common shareholders of $127.9 million, up 25 percent from the prior year
•	Diluted earnings per common share of $1.99, up 34 percent from the prior year
•	Net investment income of $351.1 million, up 10 percent from the prior year
•	Return on average common equity of 10 percent, up from 8 percent in the prior year[1]
•	PMT’s equity allocation to CRT, MSRs and excess servicing spread (ESS) grew to 70 percent of total equity at December 31, 2018, from 66 percent at the end of 2017

[1]   Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.

•

Completed distressed loan sales representing $710 million in UPB; equity allocated to distressed loan investments declined to 8 percent of total equity at December 31, 2018, from 22 percent at the end of 2017

“Our results reflect solid performance in a volatile market environment during the fourth quarter,” said President and CEO David Spector. “PMT’s unique credit risk transfer investments, while somewhat impacted by credit spread widening, continued to deliver solid results and the returns on our Interest Rate Sensitive strategies reflect our disciplined focus on hedging through this period. Our correspondent production activities delivered strong volume growth as a result of our unique execution capabilities, driving continued growth in our CRT and MSR investment strategies.”

The following table presents the contributions of PMT’s segments, consisting of Correspondent Production, Credit Sensitive Strategies, Interest Rate Sensitive Strategies and Corporate:

	Quarter ended December 31, 2018
		Credit	Interest rate
	Correspondent production	sensitive stratgies	sensitive strategies	Corporate	Consolidated
	(in thousands)
Net gain (loss) on investments:
Mortgage loans at fair value	$-	$2,505	$-	$-	$2,505
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	-	445	-	445
Mortgage-backed securities	-	(120)	39,146	-	39,026
CRT investments	-	9,814	-	-	9,814
Hedging derivatives	-	-	(5,181)	-	(5,181)
Excess servicing spread investments	-	-	107	-	107
	-	12,199	34,517	-	46,716
Net gain on mortgage loans acquired for sale	3,635	13,971	-	-	17,606
Net mortgage loan servicing fees	-	-	(7,548)	-	(7,548)
Net interest income (expense)
Interest income	23,611	10,152	32,944	417	67,124
Interest expense	(11,315)	(12,624)	(29,742)	-	(53,681)
	12,296	(2,472)	3,202	417	13,443
Other income (loss)	15,038	(1,353)	-	-	13,685
	30,969	22,345	30,171	417	83,902
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	28,591	2,032	9,492	-	40,115
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	6,559	6,559
Other	3,006	2,382	531	5,107	11,026
	31,597	4,414	10,023	11,666	57,700
Pretax income (loss)	$(628)	$17,931	$20,148	$(11,249)	$26,202

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, distressed mortgage loans and non-Agency subordinated bonds. Pretax income for the segment was $17.9 million on revenues of $22.3 million, compared to pretax income of $33.1 million on revenues of $40.0 million in the prior quarter.

During the quarter, PMT continued to deliver to Fannie Mae loans eligible for CRT investments under a new REMIC structure.  The Company also settled its fourth CRT transaction with Fannie Mae in the quarter.

The Credit Sensitive Strategies segment recorded net gain on mortgage loans acquired for sale of $14.0 million, up from $12.3 million in the prior quarter, which represents the recognition of the fair value of firm commitments to acquire CRT securities under the REMIC structure.  The quarter-over-quarter increase in net gain on mortgage loans acquired for sale was driven by the higher volume of loans delivered into CRT investments resulting from increased loan production activity.

Net gain on investments was $12.2 million, down 54 percent from the prior quarter.

Net gain on CRT investments was $9.8 million, compared to $29.5 million in the prior quarter.  Net gain on CRT investments included $19.6 million in valuation-related losses, driven by declines in fair value from credit spread widening and increased market volatility.  Net gain on CRT investments also included $30.1 million in realized gains and carry on CRT investments, up from $27.0 million in the prior quarter, as well as losses recognized during the quarter of $0.7 million, up from $0.4 million in the prior quarter, reflecting portfolio seasoning and in line with expectations.

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $2.5 million, compared to a loss of $3.1 million in the prior quarter. Fair value gains on performing loans in the distressed portfolio were $7.7 million, while fair value losses on nonperforming loans were $4.0 million.

Net interest expense for the segment totaled $2.5 million, compared to $0.1 million in the prior quarter.  Interest income totaled $10.2 million, a 17 percent increase from the prior quarter, driven by an increase in deposits securing CRT agreements resulting from the settlement of our fourth CRT transaction during the quarter.  Interest expense totaled $12.7 million, up from $8.8 million in the prior quarter, resulting from the growth in CRT investments subject to financing arrangements.

Other investment losses were $1.4 million, compared to a gain of $1.5 million in the prior quarter, driven by costs related to ongoing reduction of the real estate acquired in the settlement of loans (REO) portfolio.  At quarter end, PMT’s inventory of REO properties totaled $85.7 million, down from $95.6 million at September 30, 2018.

Segment expenses were $4.4 million, down 36 percent from the prior quarter driven by servicing advance recoveries and lower professional services expense.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, ESS, Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $20.1 million on revenues of $30.2 million, compared to pretax income of $24.1 million on revenues of $33.2 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs and ESS typically increase in fair value whereas Agency MBS typically decrease in value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net gain on investments for the segment totaled $34.5 million, primarily consisting of $39.1 million of gains on MBS, partially offset by a $5.2 million loss in the value of hedging derivatives.

Net interest income for the segment was $3.2 million compared to $5.5 million in the prior quarter.  Interest income totaled $32.9 million, up from $30.6 million in the prior quarter primarily driven by growth in the MBS portfolio. Interest expense totaled $29.7 million, up from $25.1 million in the prior quarter, driven by increased financing costs from higher short-term interest rates and a larger MSR asset.

Net mortgage loan servicing fees resulted in a loss of $7.5 million, compared to a gain of $44.4 million in the prior quarter. Net mortgage loan servicing fees included $57.4 million in servicing fees and $1.4 million in ancillary and other fees, reduced by $34.9 million in realization of MSR cash flows. Net mortgage loan servicing fees also included a $40.9 million decrease in the fair value of MSRs, $8.8 million of related hedging gains and $0.6 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net mortgage loan servicing fees:

	Quarter ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(in thousands)
From non-affiliates:
Servicing fees (1)	$57,400	$49,864	$45,553
Ancillary and other fees	1,388	3,111	1,877
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(34,863)	(30,053)	(2,806)
Other	(40,927)	33,004	(959)
	(75,790)	2,951	(3,765)
Gain on sale	-	-	660
Carried at lower of amortized cost or fair value:
Amortization	-	-	(22,609)
Additions to impairment valuation allowance	-	-	(1,589)
Gains (losses) on hedging derivatives	8,830	(12,093)	(782)
	(66,960)	(9,142)	(28,085)
	(8,172)	43,833	19,345
From PFSI-MSR recapture income	624	561	570
Net mortgage loan servicing fees	$(7,548)	$44,394	$19,915

(1) Includes contractually specified servicing and ancillary fees

Before January 1, 2018, PMT carried the majority of its MSRs at the lower of amortized cost or fair value.  Beginning January 1, 2018, and prospectively, the Company accounts for all MSRs at fair value.

MSR valuation losses were primarily driven by a decrease in mortgage rates at quarter end, resulting in expectations for higher prepayment activity in the future.  ESS investments also declined in value from a decrease in mortgage rates; however, the valuation losses were more than offset by higher recapture income from PFSI for prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI.

Segment expenses were $10.0 million, a 10 percent increase from the prior quarter, primarily driven by higher servicing expenses on a growing MSR portfolio.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated a pretax loss of $0.6 million, compared to a profit of $6.0 million in the prior quarter.

Through its correspondent production activities, PMT acquired $18.1 billion in UPB of loans and issued interest rate lock commitments totaling $19.1 billion in the fourth quarter, compared to $16.6 billion and $17.9 billion, respectively, in the third quarter.  Of the correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $9.1 billion and government-insured or guaranteed acquisitions totaled $8.9 billion, compared to $7.5 billion and $9.0 billion, respectively, in the prior quarter.

Segment revenues were $31.0 million, an 11 percent decrease from the prior quarter and included a net gain on mortgage loans of $3.6 million, other income of $15.0 million, which primarily consists of volume-based origination fees, and net interest income of $12.3 million.  Net gain on mortgage loans acquired for sale in the quarter decreased by $8.9 million from the prior quarter, driven by heightened competition for conventional loans during the quarter.  Net interest income increased $2.5 million from the prior quarter, primarily driven by production volume growth and the corresponding recognition of incentives the Company is currently entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfy certain consumer relief characteristics.  These incentives totaled $8.7 million, up from $5.0 million in the third quarter.  The Company expects that it will cease to accrue incentives under this repurchase agreement beginning in the second quarter of 2019.  While there can be no assurance, the Company expects that the loss of any such incentives could be partially offset by an improvement in pricing margins.

Segment expenses were $31.6 million, up 10 percent from the prior quarter from increased production activity, partially offset by a reduction in the weighted average fulfillment fee during the quarter.  The weighted average fulfillment fee rate in the fourth quarter was 32 basis points, down from 35 basis points in the prior quarter, reflecting discretionary reductions made by PFSI to facilitate successful loan acquisitions by PMT.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees and corporate expenses.

Segment revenues were $417,000, down from $611,000 in the prior quarter.

Management fees were $6.6 million, up 1 percent from the prior quarter primarily driven by a 10 percent increase in incentive fees paid to PFSI in the fourth quarter based on PMT’s profitability.

Other segment expenses were $5.1 million, down from $5.6 million in the prior quarter.

Taxes

PMT recorded an income tax benefit of $15.4 million compared to a $5.1 million expense in the prior quarter, resulting from net losses driven by fair value declines in PMT’s taxable subsidiary.

***

Executive Chairman Stanford L. Kurland concluded, “PMT’s partnership with PFSI and exclusive access to unique investments in GSE CRT and MSRs from its own conventional correspondent production have delivered strong results, placing PMT among the top performing residential mortgage REIT stocks in 2018.  We remain focused on prudently growing PMT’s core investments in CRT and MSRs while continuing to seek attractive new opportunities in the dynamic U.S. mortgage market.  The recent launch of HELOC and prime non-QM loan products by our manager and service provider, PennyMac Financial, is expected to leverage PMT’s ability to securitize and retain credit risk investments from securitizations while further diversifying its investment portfolio.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Thursday, February 7, 2019.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; our exposure to market risk and declines in credit quality and credit spreads; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters;  our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; our ability to make distributions to our shareholders in the future; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2018	September 30, 2018	December 31, 2017
	(in thousands except share amounts)
ASSETS
Cash	$59,845	$88,929	$77,647
Short-term investments	74,850	26,736	18,398
Mortgage-backed securities at fair value	2,610,422	2,126,507	989,461
Mortgage loans acquired for sale at fair value	1,643,957	1,949,432	1,269,515
Mortgage loans at fair value	408,305	633,168	1,089,473
Excess servicing spread purchased from PennyMac Financial Services, Inc.	216,110	223,275	236,534
Firm commitment to purchase credit risk transfer security at fair value	37,994	18,749	-
Derivative assets	167,165	143,577	113,881
Real estate acquired in settlement of loans	85,681	95,605	162,865
Real estate held for investment	43,110	45,971	44,224
Mortgage servicing rights	1,162,369	1,109,741	844,781
Servicing advances	67,666	48,056	77,158
Deposits securing credit risk transfer agreements	1,146,501	662,624	588,867
Due from PennyMac Financial Services, Inc.	4,077	2,351	4,154
Other assets	85,309	92,857	87,975
Total assets	$7,813,361	$7,267,578	$5,604,933
LIABILITIES
Assets sold under agreements to repurchase	$4,777,027	$4,394,500	$3,180,886
Mortgage loan participation and sale agreements	178,639	31,578	44,488
Notes payable	445,573	445,318	-
Asset-backed financing of a variable interest entity at fair value	276,499	278,113	307,419
Exchangeable senior notes	248,350	248,053	247,186
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	131,025	133,128	144,128
Interest-only security payable at fair value	36,011	8,821	7,070
Derivative liabilities	5,914	11,880	1,306
Accounts payable and accrued liabilities	70,687	70,362	64,751
Due to PennyMac Financial Services, Inc.	33,464	27,467	27,119
Income taxes payable	36,526	52,382	27,317
Liability for losses under representations and warranties	7,514	7,413	8,678
Total liabilities	6,247,229	5,709,015	4,060,348
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 60,951,444, 60,951,444, and 61,334,087 common shares, respectively	610	610	613
Additional paid-in capital	1,285,533	1,284,537	1,290,931
Accumulated deficit	(19,718)	(26,291)	(46,666)
Total shareholders' equity	1,566,132	1,558,563	1,544,585
Total liabilities and shareholders' equity	$7,813,361	$7,267,578	$5,604,933

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(in thousands, expect per share amounts)
Investment Income
Net mortgage loan servicing fees:
From nonaffiliates	$(8,172)	$43,833	$19,345
From PennyMac Financial Services, Inc.	624	561	570
	(7,548)	44,394	19,915
Net gain on mortgage loans acquired for sale:
From nonaffiliates	14,902	22,121	17,488
From PennyMac Financial Services, Inc.	2,704	2,689	2,744
	17,606	24,810	20,232
Mortgage loan origination fees	15,010	12,424	9,683
Net gain (loss) on investments:
From nonaffiliates	46,609	7,977	41,847
From PennyMac Financial Services, Inc.	107	1,706	(3,610)
	46,716	9,683	38,237
Interest income:
From nonaffiliates	63,570	58,584	39,173
From PennyMac Financial Services, Inc.	3,554	3,740	3,940
	67,124	62,324	43,113
Interest expense:
To nonaffiliates	51,905	44,797	33,397
To PennyMac Financial Services, Inc.	1,776	1,812	2,092
	53,681	46,609	35,489
Net interest income	13,443	15,715	7,624
Results of real estate acquired in settlement of loans	(2,953)	(310)	(4,101)
Other	1,628	1,785	2,113
Net investment income	83,902	108,501	93,703
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	28,591	26,256	19,175
Mortgage loan servicing fees (1)	11,524	10,071	11,077
Management fees	6,559	6,482	5,900
Mortgage loan collection and liquidation	953	2,747	1,507
Compensation	1,369	1,924	1,404
Mortgage loan origination	2,582	2,136	1,786
Professional services	688	2,616	1,374
Real estate held for investment	1,799	1,713	2,037
Other	3,635	2,894	3,496
Total expenses	57,700	56,839	47,756
Income before (benefit from) provision for income taxes	26,202	51,662	45,947
(Benefit from) provision for income taxes	(15,423)	5,100	5,109
Net income	41,625	46,562	40,838
Dividends on preferred shares	6,235	6,235	6,235
Net income attributable to common shareholders	$35,390	$40,327	$34,603
Earnings per share
Basic	$0.58	$0.66	$0.53
Diluted	$0.55	$0.62	$0.50
Weighted average shares outstanding
Basic	60,951	60,950	64,485
Diluted	69,418	69,417	72,952
Dividends declared per common share	$0.47	$0.47	$0.47

1 Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2018	2017	2016
	(in thousands, except per share amounts)
Net investment income
Net mortgage loan servicing fees:
From nonaffiliates	$118,395	$67,812	$53,216
From PennyMac Financial Services, Inc.	2,192	1,428	1,573
	120,587	69,240	54,789
Net gain on mortgage loans acquired for sale:
From nonaffiliates	48,260	62,432	97,218
From PennyMac Financial Services, Inc.	10,925	12,084	9,224
	59,185	74,516	106,442
Mortgage loan origination fees	43,321	40,184	41,993
Net gain (loss) on investments:
From nonaffiliates	70,842	110,914	24,569
From PennyMac Financial Services, Inc.	11,084	(14,530)	(17,394)
	81,926	96,384	7,175
Interest income:
From nonaffiliates	207,634	178,225	199,521
From PennyMac Financial Services, Inc.	15,138	16,951	22,601
	222,772	195,176	222,122
Interest expense:
To nonaffiliates	167,709	143,333	141,938
To PennyMac Financial Services, Inc.	7,462	8,038	7,830
	175,171	151,371	149,768
Net interest income	47,601	43,805	72,354
Results of real estate acquired in settlement of loans	(8,786)	(14,955)	(19,118)
Other	7,233	8,766	8,453
Net investment income	351,067	317,940	272,088
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	81,350	80,359	86,465
Mortgage loan servicing fees	42,045	43,064	50,615
Management fees	24,465	22,584	20,657
Mortgage loan collection and liquidation	7,852	6,063	13,436
Compensation	6,781	6,322	7,000
Mortgage loan origination	6,562	7,521	7,108
Professional services	6,380	6,905	6,819
Real estate held for investment	6,251	6,376	3,213
Other	11,393	14,200	15,012
Total expenses	193,079	193,394	210,325
Income before provision for (benefit from) income taxes	157,988	124,546	61,763
Provision for (benefit from) income taxes	5,190	6,797	(14,047)
Net income	152,798	117,749	75,810
Dividends on preferred stock	24,938	15,267	—
Net income attributable to common shareholders	$127,860	$102,482	$75,810
Earnings per share
Basic	$2.09	$1.53	$1.09
Diluted	$1.99	$1.48	$1.08
Weighted average shares outstanding
Basic	60,898	66,144	68,642
Diluted	69,365	74,611	77,109
Dividends declared per share	$1.88	$1.88	$1.88